Exhibit 2.3

FIFTH AMENDMENT
TO
LIMITED LIABILITY COMPANY AGREEMENT
OF
RED IRON ACCEPTANCE, LLC
THIS FIFTH AMENDMENT TO LIMITED LIABILITY COMPANY AGREEMENT OF RED IRON ACCEPTANCE, LLC, effective as of December 20, 2019 (this “Amendment”), is entered into by and between RED IRON HOLDING CORPORATION, a Delaware corporation (“Toro Sub”), and TCFIF JOINT VENTURE I, LLC, a Minnesota limited liability company (“TCFIF Sub”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the LLC Agreement (as hereinafter defined).
RECITALS
A.    Toro Sub and TCFIF Sub are parties to that certain Limited Liability Company Agreement of Red Iron Acceptance, LLC, dated as of August 12, 2009, as amended by the Amendment No. 1 to Limited Liability Company Agreement of Red Iron Acceptance, LLC, made as of May 31, 2011, the Second Amendment to Limited Liability Company Agreement of Red Iron Acceptance, LLC dated as of June 6, 2012, the Third Amendment to Limited Liability Company Agreement of Red Iron Acceptance, LLC dated as of November 29, 2016, and by the Fourth Amendment to Limited Liability Company Agreement dated as of July 17, 2019 (as so amended, the “LLC Agreement”).
B.    The parties hereto have agreed to amend the LLC Agreement as provided herein.
NOW, THEREFORE, in consideration of the agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:
AGREEMENT
1.Amendments.
(a)    Extension of Initial Term. Section 1.04 is amended and restated to extend the Initial Term by two years (to end on October 31, 2026), as follows:
“1.04 Term. Subject to the provisions of Article X below, the initial term of the Company shall commence on the date first written above (the “Formation Date”), shall continue until October 31, 2026 (the “Initial Term”), and thereafter shall be extended automatically for additional two-year terms (each, an “Additional Term”) unless at least one year prior to the expiration of the Initial Term or Additional Term (as applicable) either Member gives notice to the other Member of its intention not to extend the term, in which event the Company shall dissolve and be wound-up in accordance with the provisions of said Article X.”

(b)    Notices. Section 11.03 of the LLC Agreement is amended to replace the notice for Fox Rothschild LLP with the following:
Fox Rothschild LLP
Campbell Mithun Tower- Suite 2000
222 South Ninth Street
Minneapolis, MN 55402
Attention: Christopher M. Scotti
2.    Change in Title of Director of Operations. The Director of Operations of the Company shall, from and after the date of this Amendment, be referred to as the General Manager. All references to “Director of Operations” in the LLC Agreement and in any other document or instrument entered into prior to the date hereof by the parties hereto or their respective Affiliates are hereby amended to refer to the General Manager (or such comparable role as designated by the Company from time to time).
3.    Affirmation of LLC Agreement; Further References. The parties hereto each acknowledge and affirm that the LLC Agreement, as hereby amended, is hereby ratified and confirmed in all respects, and all terms, conditions and provisions of the LLC Agreement, except as amended by this Amendment, shall remain unmodified and in full force and effect. For the avoidance of doubt, Toro Sub acknowledges and agrees that neither (a) the merger of TCF Financial Corporation, a Delaware corporation and indirect parent of TCFIF Sub, with Chemical Financial Corporation, a Michigan corporation, nor (b) the merger of Chemical Bank, a Michigan banking corporation and wholly-owned subsidiary of Chemical Financial Corporation, with TCF National Bank, a national banking association and indirect parent of TCFIF Sub (collectively, the “Mergers”), was a change in the controlling interest of TCF National Bank under Section 10.01(j) of the LLC Agreement.
All references in any document or instrument to the LLC Agreement (including references in the LLC Agreement to the terms thereof) are hereby amended to refer to the LLC Agreement as amended through this Amendment.
4.    Entire Agreement. This Amendment, on and after the date hereof, contains all of the understandings and agreements of whatsoever kind and nature existing among the parties hereto and their respective Affiliates with respect to this Amendment, the subject matter hereof, and the rights, interests, understandings, agreements and obligations of the parties hereto and their respective Affiliates pertaining to the subject matter hereof with the effect that this Amendment shall control with respect to the specific subjects hereof.
5.    Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. Delivery of an executed counterpart of this Amendment by facsimile transmission or by electronic mail in portable document format (.pdf) shall be as effective as delivery of a manually executed counterpart hereof.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.
RED IRON HOLDING CORPORATION
By: /s/ Renee J. Peterson
Name: Renee J. Peterson
Its: President
TCFIF JOINT VENTURE I, LLC
By: /s/ Mark J. Wrend
Name: Mark J. Wrend
Its: Executive Vice President

(Signature page to Fifth Amendment to Limited Liability Company Agreement
of Red Iron Acceptance, LLC)